Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement of Wonder Auto Technology, Inc. on Form S-3 of our reports dated March 30, 2009, relating to the financial statements of Wonder Auto Technology, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K for the year ended December 31, 2008 and to the reference to our firm under the heading “Experts” in the prospectus.

PKF
Certified Public Accountants
Hong Kong, China

August 14, 2009